PRICING SUPPLEMENT NUMBER 18                                   Filed Under Rule
(TO PROSPECTUS DATED NOVEMBER 28, 1995)                    424(b)(2) and 424(c)
CUSIP 71345L EG 9                                             File No. 33-64243


                                 $2,000,000,000

                                  PepsiCo, Inc.



                     FLOATING RATE NOTES DUE AUGUST 19, 1999
                           Interest Payable Quarterly
                           ---------------------------


     Type of Securities:           Floating Rate Debt Securities

     Lead Underwriter:             Credit Suisse First Boston Corporation

     Co-Manager:                   Chase Securities Inc.

     Initial Purchase Price:       99.98134%

     Underwriters' Discount:       See below

     Currency:                     U. S. Dollars

     Date of Issue:                August 19, 1998

     Issuance form:                Book entry

     Scheduled Maturity Date:      August 19, 1999

     Base Rate:                    LIBOR

     Index Maturity:               Three Month

     Spread:                       Minus 19 basis points (minus 0.19%)

     Interest Period:              Quarterly

     Interest Reset Dates:         Quarterly on August  19, 1998,
                                   November 19, 1998, February 19, 1999 and
                                   May 19, 1999. If any Interest Reset Date falls on a date that is not a Business Day, such Interest Reset Date will be the next succeeding Business Day.

     Interest Determination Dates: Two London Business Days prior to each
                                   Interest Reset Date

     Daycount basis:               Actual/360

     Interest Accrual Date:        August 19, 1998, or the most recent date for
                                   which interest has been paid or provided for, as the case may be. Interest will accrue from each Interest Accrual Date to but excluding the next succeeding Interest
                                   Payment Date.

     Interest Payment Dates:       Quarterly on November 19, 1998,
                                   February 19, 1999,  May 19, 1999 and the
                                   Scheduled Maturity Date. If any Interest
                                   Payment Date falls on a date that is not a Business Day, such Interest Payment Date will be the next succeeding Business Day.

     Principal Payment Date:       Scheduled Maturity Date

     Business Days:                New York

     Calculation Agent:            PepsiCo, Inc.

     Optional redemption dates:    Not applicable

     Option to elect prepayment:   None

     Sinking fund:                 Not applicable

     Settlement Date:              August 19, 1998

The Floating Rate Notes Due August 19, 1999 (the "Notes") will be purchased by the Lead Underwriter and Co-Manager (collectively, the "Underwriters"), severally and not jointly, at 99.98134% of their principal amount, and will be offered to the public at varying prices to be determined by the Underwriters based on prevailing market prices at the time of sale. Any discounts, commissions or profits on resale received by the Underwriters may be deemed underwriting discounts or commissions. The Company has paid no Underwriters' discount.

For U.S. federal income tax purposes, the Notes will be treated as Floating Rate Debt Securities, issued without OID. This treatment is consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the final OID regulations, which are generally effective for debt instruments issued on or after April 4, 1994.



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   CREDIT SUISSE FIRST BOSTON                       CHASE SECURITIES INC.

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August 11, 1998